EXHIBIT 10.2
PERFORMANCE-BASED RESTRICTED STOCK RIGHTS
AND RELATED CASH AWARD
ISSUED UNDER
RYDER SYSTEM, INC. 2005 EQUITY COMPENSATION PLAN
TERMS AND CONDITIONS
The following terms and conditions apply to the performance-based restricted stock rights (the “PBRSRs”) and related cash award (the “Related Cash Award”) granted by Ryder System, Inc. (the “Company”) under the Ryder System, Inc. 2005 Equity Compensation Plan (the “Plan”), as specified in the Performance-Based Restricted Stock Rights Award Notification (the “Notification”), to which these terms and conditions are appended. Certain terms of the PBRSRs and the Related Cash Award including the number of shares of Ryder common stock underlying the PBRSRs, are set forth in the Notification. The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall administer the PBRSRs and Related Cash Award in accordance with the Plan. Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Plan or in the Notification.
1.	General. Each PBRSR represents the right to receive one Share (and the Related Cash Award represents the right to receive a fixed dollar amount) on a future date based upon the attainment of certain financial performance goals, on the terms and conditions set forth herein, in the Notification and in the Plan, the applicable terms, conditions and other provisions of which are incorporated by reference herein (collectively, the “Award Documents”). A copy of the Plan and the documents that constitute the “Prospectus” for the Plan under the Securities Act of 1933, have been delivered to the Participant prior to or along with delivery of the Notification. In the event there is an express conflict between the provisions of the Plan and those set forth in any other Award Document, the terms and conditions of the Plan shall govern. It is intended that the PBRSRs and Related Cash Award qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), including any successor provisions and regulations.

The terms and conditions contained herein may be amended by the Committee as permitted by the Plan; none of the terms and conditions of the PBRSRs or Related Cash Award may be amended or waived without the prior approval of the Committee. Any amendment or waiver not approved by the Committee will be void and have no force or effect. Any employee or officer of the Company who authorizes any such amendment or waiver without the prior approval of the Committee will be subject to disciplinary action up to and including forfeiture of his or her PBRSRs and Related Cash Award and/or termination of employment (unless otherwise prohibited by law). All decisions and determination made by the Committee relating to the PBRSRs and Related Cash Award shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under the Plan.

2.	Financial Performance Goals; Performance Period. The PBRSRs and Related Cash Award will vest only if, for the three-year period specified in the Notification (the “Performance Period”), the Company’s Total Shareholder Return meets or exceeds the Total Shareholder Return for the S&P Composite Index for the Performance Period as published by Standard & Poor’s as the “S&P 500 TR”, or, if no such publication is available, based on a comparable publication selected by the Committee (the “Performance Goal”). As used herein, the term “Total Shareholder Return” shall mean the percentage change in the stock price or index, as applicable, assuming reinvestment of dividends on the ex-dividend date.

3.	Delivery of Shares and Payment of Cash. Subject to this Section 3 and Section 4 below, if the Performance Goal is attained and the Committee otherwise approves the issuance of the PBRSRs and the payment of the Related Cash Award, the PBRSRs will vest and the Participant will be entitled to receive the Related Cash Award, provided the Participant is, on the last day of the Performance Period, and has been from the date of grant of the PBRSRs and Related Cash Award to the last day of the Performance Period, continuously employed by the Company or one of its Subsidiaries. For purposes of these terms and conditions, the Participant shall not be deemed to have terminated his or her employment with the Company and its Subsidiaries if he or she is immediately thereafter employed by the Company or another Subsidiary. For the avoidance of doubt, in no event shall a Participant be entitled to receive any cash payment under the Related Cash Award unless the PBRSRs have vested.

Upon vesting, (i) the Shares subject to the vested PBRSRs will be transferred to an account held in the name of the Participant by the Company’s independent stock plan administrator and the Participant will receive notice of such transfer together with all relevant account details and (ii) the Participant will receive the cash payment (net of any applicable taxes) by the March 15th immediately following the end of the Performance Period, unless administratively impracticable to do so.

4.	Termination of PBRSRs; Forfeiture. The PBRSRs and Related Cash Award will terminate upon or following the termination of the Participant’s employment with the Company and its Subsidiaries as described below.
(a)	Resignation by the Participant or Termination by the Company or a Subsidiary: All outstanding PBRSRs will be forfeited, the Related Cash Award will be cancelled and the Participant will not have any right to delivery of Shares or cash in respect of PBRSRs or the Related Cash Award that did not vest prior to such termination. If the Participant’s employment is terminated by the Company or a Subsidiary for Cause (as defined in Section 12), then the Company shall have the right to reclaim and receive (at the time and in the manner set forth in Section 3) from the Participant any Shares or cash delivered to the Participant upon the vesting of any PBRSRs or Related Cash Award within the one year period before the date of the Participant’s termination of employment, or to the extent the Participant has transferred such Shares, the equivalent value thereof in cash.

(b)	Death, Disability or Retirement: If the death, Disability (as defined in Section 12) or Retirement (as defined in Section 12) occurs after the end of the Performance Period, the Participant (or his or her Beneficiary, in the event of death) shall be entitled to receive the number of Shares and cash amounts due to him or her under the Award. If the death, Disability or Retirement occurs during the Performance Period and the Participant would have received a payment under the Award but for his or her death, Disability or Retirement, the Participant (or his or her Beneficiary, in the event of death) will be entitled to receive a pro-rata number of Shares and a pro-rata cash payment based on the number of days worked during the Performance Period. On the date of death, Disability or Retirement, the Company shall calculate the pro-rata number of Shares that the Participant would be entitled to receive if the Performance Goals are achieved and shall cancel the balance of the PBRSRs to which the Participant will no longer be entitled.

(c)	Proscribed Activity: If, during the Proscribed Period (as defined in Section 12) but prior to a Change of Control (as defined in Section 12 below), the Participant engages in a Proscribed Activity, then the Company shall have the right to reclaim and receive from the Participant all Shares and cash delivered to the Participant upon the vesting of any PBRSRs or Related Cash Award during the one year period immediately prior to, or at any time following, the date of the Participant’s termination of employment, or to the extent the Participant has transferred such Shares, the equivalent value thereof in cash.
5.	Change of Control. Notwithstanding anything contained herein to the contrary, unless otherwise determined by the Committee prior to a Change of Control, all outstanding PBRSRs and the Related Cash Award will become fully vested immediately prior to any such Change of Control, and all Shares subject to such PBRSRs and cash payable under the Related Cash Award will be delivered to the Participant at that time in accordance with Section 3 above. To the extent (i) Participant’s employment was terminated by the Company other than for Cause or Disability within the 12 months prior to the date on which the Change of Control occurred, (ii) during such 12 month period the Participant did not engage in a Proscribed Activity, and (iii) the Committee determines, in its sole and absolute discretion, that the decision related to such termination was made in contemplation of the Change of Control, then the Participant shall be treated as if he or she had remained employed with the Company until the date of the Change of Control.

6.	Rights as a Shareholder; Dividend Equivalents. The Participant will not have the rights of a shareholder of the Company with respect to Shares subject to the PBRSRs until such Shares are actually delivered to the Participant. However, the Company will pay cash dividend equivalents with respect to each PBRSR at the same time and in the same amount as cash dividends are paid on a Share.

7.	U.S. Withholding Taxes. The PBRSRs and Related Cash Award will not be taxable until the Shares and cash are delivered, provided that cash dividend equivalents will be taxable to the Participant as ordinary income, subject to wage-based withholding and reporting. The Shares and cash when delivered will be taxable to the Participant at their then fair market value as ordinary income, subject to wage-based withholding and reporting. With respect to the Shares, the Company will satisfy this withholding obligation by reducing the cash to be delivered in an amount sufficient to satisfy the withholding obligations. If the amount of the cash to be delivered is insufficient to pay the taxes, the Company will reduce the number of Shares to be delivered to the Participant in an amount sufficient to satisfy the balance of its withholding obligations (based on the Fair Market Value of the Shares on the vesting date for the related PBRSRs). This Section 7 shall only apply with respect to the Company’s U.S. withholding obligations. The Company may satisfy any tax obligations it may have in any other jurisdiction in any manner it deems, in its sole and absolute discretion, to be necessary or appropriate.

8.	Statute of Limitations and Conflicts of Laws. All rights of action by, or on behalf of the Company or by any shareholder against any past, present, or future member of the Board of Directors, officer, or employee of the Company arising out of or in connection with the PBRSRs or Related Cash Award or the Award Documents, must be brought within three years from the date of the act or omission in respect of which such right of action arises. The PBRSRs and Related Cash Award, and the Award Documents, shall be governed by the laws of the State of Florida, without giving effect to principles of conflict of laws, and construed accordingly.

9.	No Employment Right. Neither the grant of the PBRSRs or Related Cash Award, nor any action taken hereunder, shall be construed as giving any employee or any Participant any right to be retained in the employ of the Company. The Company is under no obligation to grant PBRSRs or a Related Cash Award hereunder. Nothing contained in the Award Documents shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board of Directors or committees thereof, to change the duties or the character of employment of any employee of the Company or to remove the individual from the employment of the Company at any time, all of which rights and powers are expressly reserved.

10.	No Assignment. A Participant’s rights and interest under the PBRSRs or Related Cash Award may not be assigned or transferred, except as otherwise provided herein, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the PBRSRs or Related Cash Award or the Award Documents.

11.	Unfunded Plan. Any amounts owed under the Related Cash Award shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of any earned amounts.

12.	Definitions.
(a)	“Cause” shall have the meaning set forth in any individual, valid, written agreement between the Participant and the Company or any Subsidiary, or, if none exists, shall mean a determination of “Cause” under any applicable Severance Plan, as in effect on the date of grant of the PBRSRs and Related Cash Award. Notwithstanding the foregoing, unless otherwise set forth in any individual, valid, written agreement between the Participant and the Company or any Subsidiary, during the one year period following a Change of Control, in no event shall a failure to meet performance expectations constitute Cause unless such failure was willful.

(b)	“Change of Control” occurs when:
(i)	any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (a “Person”) becomes the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; provided, however, that for purposes of this subparagraph (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition by any employee benefit plan or plans (or related trust) of the Company and its subsidiaries and affiliates or (B) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subparagraph (iii) below; or

(ii)	the individuals who, as of January 1, 2007, constituted the Board of Directors of the Company (the “Board” generally and as of January 1, 2007 the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to January 1, 2007 whose election, or nomination for election, was approved by a vote of the persons comprising at least a majority of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

(iii)	there is a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company’s outstanding Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities ordinarily having the right to vote for the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company’s outstanding Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or plans (or related trust) of the Company or such corporation resulting from such Business Combination and their subsidiaries and affiliates) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	there is a liquidation or dissolution of the Company approved by the shareholders; or

(v)	there is a sale of all or substantially all of the assets of the Company.
Notwithstanding anything in this Section 12 to the contrary, for purposes of the acceleration of the payment pursuant to Section 5, a Change of Control shall only be deemed to occur if such transactions or events would give rise to a “change in ownership or effective control” under Section 409A of the Code, and the rulings and regulations issued thereunder.

(c)	“Disability” means an illness or injury that entitles the Participant to long-term disability payments under the Company’s Long Term Disability Plan or any successor plan, as in effect from time to time.

(d)	“Proscribed Activity” means any of the following:
(i)	the Participant’s breach of any written agreement between the Participant and the Company or any of its Subsidiaries, including any agreement relating to nondisclosure, noncompetition, nonsoliciation and/or nondisparagement;

(ii)	the Participant’s direct or indirect unauthorzied use or disclosure of confidential information or trade secrets of the Company or any Subsidiary, including, but not limited to, such matters as costs, profits, markets, sales, products, product lines, key personnel, pricing policies, operational methods, customers, customer requirements, suppliers, plans for future developments, and other business affairs and methods and other information not readily available to the public;

(iii)	the Participant’s direct or indirect engaging or becoming a partner, director, officer, principal, employee, consultant, investor, creditor or stockholder in/for any business, proprietorship, association, firm or corporation not owned or controlled by the Company or its Subsidiaries which is engaged or proposes to engage in a business competitive directly or indirectly with the business conducted by the Company or its Subsidiaries in any geographic area where such business of the Company or its Subsidiaries is conducted, provided that the Participant’s investment in one percent (1%) or less of the outstanding capital stock of any corporation whose stock is listed on a national securities exchange shall not be treated as a Proscribed Activity;

(iv)	the Participant’s direct or indirect, either on the Participant’s own account or for any person, firm or company, soliciting, interfering with or inducing, or attempting to induce, any employee of the Company or any of its Subsidiaries to leave his or her employment or to breach his or her employment agreement;

(v)	the Participant’s direct or indirect taking away, interfering with relations with, diverting or attempting to divert from the Company or any Subsidiary any business with any customer of the Company or any Subsidiary, including (A) any customer that has been solicited or serviced by the Company within one (1) year prior to the date of termination of Participant’s employment with the Company and (B) any customer with which the Participant has had contact or association, or which was under the supervision of Participant, or the identity of which was learned by the Participant as a result of Participant’s employment with the Company;

(vi)	the Participant’s making of any remarks disparaging the conduct or character of the Company or any of its Subsidiaries, or their current or former agents, employees, officers, directors, successors or assigns; or

(vii)	the Participant’s failure to cooperate with the Company or any Subsidiary, for no additional compensation (other than reimbursement of expenses), in any litigation or administrative proceedings involving any matters with which the Participant was involved during the Participant’s employment with the Company or any Subsidiary.
(e)	“Proscribed Period” means the period beginning on the date of termination of Participant’s employment and ending on the later of (A) the one year anniversary of such termination date or (B) if the Participant is entitled to severance benefits in the form of salary continuation, the date on which salary continuation is no longer payable to the Participant.

(f)	“Retirement” means retirement under the provisions of the Ryder System, Inc. Retirement Plan, or any successor pension plan maintained by the Company, in each case as in effect from time to time.
13.	Other Benefits. No amount accrued or paid under the PBRSRs or Related Cash Award shall be deemed compensation for purposes of computing a Participant’s benefits under any retirement plan of the Company or its Subsidiaries, nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the Participant’s level of compensation.